AMENDED
NON-EXCLUSIVE CROSS LICENSING AND DISTRIBUTION AGREEMENT

THIS AMENDED -NON-EXCLUSIVE CROSS LICENSE AND DISTRIBUTION AGREEMENT (referred to herein as the or this **"NECLDA"** or **"Agreement"**) is executed February 22, 2024 and made effective as of January 1, 2024 (the **"Effective Date"**), by and between;

INDUCTANCE ENERGY CORPORATION "IEC" (the "Master Licensor", a corporation organized and existing under the laws of the State of Nevada with its offices at 7543 E Tierra Buena Lane, Scottsdale, Arizona 85260;

AND: **QUANTUM ENERGY, INC. "QREE"** (the "First Cross Licensee"), a corporation organized and existing under the laws of the State of Nevada with its offices at 14747 N Northsight Blvd, Suite 111-218, Scottsdale, Arizona 85260;

AND: **FLOOIDCX CORPORATION. "FLCX"** (the "Licensor" or "Second Cross Licensee"), a corporation organized and existing under the laws of the State of Nevada with its offices at 3690 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169;

RECITALS

A. This Agreement supersedes all agreements in connection with the licensing or use of parts, components, materials, and any related technologies used separately or as a part of a Direct Energy System.

B. Master Licensor has acquired through an "Exclusive Master Technical Information License Agreement," (the "Master Agreement") certain rights in the Technical Information, defined as a flywheel energy storage system now called a Photon Engine which is integrated into a Direct Energy System;

C. Licensor has been assigned or controls components used in a Direct Energy System including but not limited to; Photon Lighting and related energy harvesting light fixtures, Photon Fixtures and related energy harvesting fixtures, Photon Furniture energy harvesting furniture;

D. First Cross Licensee holds an active license from the Master Licensor and desires to hold a Cross License with the Licensor and grant a Cross License to Licensor for its products and services on a non-exclusive, and competitive basis.

E. Master Licensor, Licensor, and First Cross Licensee seek to monetize its portion of the Technical Information and the System Intellectual Property by authorizing the First and Second Cross Licensees and their qualified sublicensees to sell, and install Direct Energy Systems to Consumers, defined below, so that such Consumers may produce the resulting electrical, mechanical, hydraulic, pneumatic, and other species of power and energy for use by the Consumers;

F. Both First and Second Cross Licensees desires to obtain a "Distributors License" in order to be trained in the Technical Information and have the right to use the System Intellectual Property to sell and install Direct Energy Systems manufactured by Licensor, within the Approved Jurisdiction, defined below;

G. Both First and Second Cross Licensees further desire to obtain an "End User License Agreement" in order to use the Licensors Licensed Software Systems, as described herein in *ADDENDUM I.*

H. Licensor's Executive Committee and Board of Directors have evaluated Licensee's qualifications and approved the licenses granted herein;

I. The license contemplated by this NECLDA is granted only to Both First and Second Cross Licensees as a legal entity, and not to the individual persons or constituent entities comprising the Licensee; and

J. Both First and Second Cross Licensees are executing a Commercial Agreement substantially simultaneously herewith which sets forth the terms of their broader business relationship (the NECLDA COMMERCIAL AGREEMENT), which is hereby incorporated herein.

K. In DEFINITIONS the terms Licensor and Licensee shall apply to the parties respective position as Licensor when that party controls technologies as described herein and Licensee when the party is licensing technologies from the control party as described herein.

NOW THEREFORE, in consideration of the rights and duties recited herein, the receipt and sufficiency of which are acknowledged by all parties, hereby agree as follows:

1. DEFINITIONS

1.1 "**Affiliate**" shall mean any entity, which is controlled by, or under the control of a party, or involved with, or subject to common control with a party.

1.2 **"Approved Installation Specification Order"** shall mean a Licensor approved order for a Direct Energy System.

1.3 "**Approved Jurisdiction**" shall mean a geographical area, under the sole design control, and at the sole discretion of the Licensor and agreed to by the Licensee as described in *ADDENDUM A.*

1.4 **"Approved Location or Approved Installation"** shall mean a location, approved by the Licensor for the sale and installation of a Direct Energy System to a Consumer.

1.5 **"Annual Projection"** shall mean an installation projection, submitted ninety days preceding the reporting quarter, that outlines demand for the Licensed Systems within an Approved Jurisdiction using Licensor supplied form AP-001.

1.6 **"Approved Plant"** shall mean a manufacturing facility approved by the Licensor and operated by the Licensee. All Approved Plants must conform to the Licensor's manufacturing rules and regulations as published from time to time as the "Manufacturing and Operations Rules and Regulations."

1.7 **"Approved Repair Facility"** shall mean any repair facility operated by the Licensee under License granted by the Licensor. All approved repair facilities must conform to the Licensor's

manufacturing rules and regulations as published from time to time as the "Manufacturing, Operations and Repair Rules and Regulations," which is a part of this Agreement and attached as part of *ADDENDUM E* of this Agreement.

1.8 **"Automation, Fueling and Commissioning"** shall mean Licensor's responsibility of completing the installation of any Direct Energy System by activating the Automation software, Fueling the Engine with magnetic material and commissioning the System.

1.9 **"Center of Main Business Activity" (CMBA)** shall mean the location of a Multi-Jurisdictional customer where leadership for such customer's entire entity resides.

1.10 **"Consumer(s)" or "Customer(s)"** shall mean a purchaser of a Direct Energy System, or any component or assembly related to the System as approved by the Licensor.

1.11 **"Control Voltage"** shall mean the unique photonic and transformer coil collection (photovoltaic energy harvesting), system and components, that are a part if the Direct Energy System, that supply power to the capacitors, Engine, inverters, batteries and other parts of the Licensed System.

1.12 **"Direct Energy System"** means the same as Licensed System.

1.13 **"Distributor"** shall have the same meaning as Licensed Distributor, Authorized Licensed Distributor, Quantum Authorized Licensed Distributor, Quantum Distributor, Licensee, or Authorized Distributor.

1.14 **"Engine"** shall mean the Photon Engine. A magnetic force assisted flywheel storage and alternator/generator drive system.

1.15 **"EXCLUSIVE"** shall mean a Jurisdiction License that is EXCLUSIVE to this Licensee and that other licenses may not be granted to another individual, or entity operating as a Licensed Distributor in the Jurisdiction.

1.16 **"Direct Energy System(s)"** shall mean a system controlled by Licensor and licensed for installation by Licensee hereunder and which embodies some portion of the Technical Information and as described herein in *ADDENDUM B.*

1.17 **"Distributor Compensation"** shall mean a data sheet described in *ADDENDUM F* that details specifics on Distributor collected fees, and product sales margins.

1.18 **"Distributor Licensee"** shall mean the Licensee identified in the opening paragraph of this NECLDA.

1.19 "**Improvements**" shall mean any Technical Information and related intellectual property and inventions (whether or not patented, or patentable) conceived or developed by Licensor or Licensee, individually or jointly, after the Effective Date and which generally relates to the subject matter hereof, including all modifications, revisions, enhancements, alternative embodiments, iterations and adaptations of the Technical Information and/or the Licensor Intellectual Property.

1.20 **"Information Owners"** shall mean WYO Tech Investment Group, LLC in regards to the Engine and Danzik Applied Sciences, LLC, and Dennis M. Danzik in regards to the Photonic Systems and related components, and Quantum Energy Corporation as the Exclusive worldwide Master Licensee.

1.21 "**Initial Term**" shall have the meaning set forth in Section 17.1 hereof.

1.22 **"Jurisdiction Licensee"** means a Licensed Distributor controlling a specific Jurisdiction.

1.23 **"License Fee"** shall have the same meaning as Royalty and can be used interchangeably in this Agreement that may be paid in part or in whole for the rights herein for the Licensed System and Technology. License Fee – shall have the same meaning as Royalty and can be used interchangeably in this Agreement.

1.24 **"License Fee Payment Deadline"** shall have the meaning set forth in the *NECLDA COMMERCIAL AGREEMENT.*

1.25 **"Manufacturing, Operations and Repair Rules"** shall mean the rules and regulations attached as *ADDENDUM D,* as may be amended or supplemented by Licensor from time to time upon written notice to Licensee.

1.26 **"NON-EXCLUSIVE"** shall mean a Jurisdiction License that is NON-EXCLUSIVE to this Licensee and that other licenses may be granted to another individual, or entity operating as a Licensed Distributor in the Jurisdiction.

1.27 **"Operating Software"** has the same meaning as Software and is the Software that operates, monitors and reports the operating conditions of the Direct Energy System, and is a part of the Technical Information.

1.28 **"Photonic System"** shall mean the Danzik Light Harvesting Light Fixtures, (or Photon Lighting Systems), and related photon or solar collector cell or modules, capacitor, circuits, software, charge control and battery components.

1.29 **"Public Entity"** shall mean any Licensee that becomes a publicly traded company and holds the Licenses under this Agreement.

1.30 **"Recurring Revenue"** means the monthly payment made by the Consumer(s) for the Licensed System over a period of months or years.

1.31 "**Renewal Term**" shall have the meaning set forth in Section 17.1 hereof.

1.32 **"Restricted Materials and Parts** shall mean the items set forth in *ADDENDUM J.*

1.33 **"Royalty"** shall have the same meaning as "License Fee" and both terms shall mean a one time or periodic payment(s) made to Licensor by Licensee, as set forth in the *NECLDA COMMERCIAL AGREEMENT.*

1.34 **"Rules and Regulations" shall mean the manual entitled *Manufacturing, Operations and Repair Rules and Regulations***, which is a part of this Agreement and attached as part of *ADDENDUM E* of this Agreement.

1.35 **"Sub-Contract Agreement"** shall mean an agreement that has been approved in advance by the Licensor for the use of a unlicensed person or entity, to perform work or a service in a jurisdiction for the Licensor or a Licensee.

1.36 **"Sales & Marketing Division"** (SAMD) are individuals from the Licensor who will manage relationships with worldwide and national corporations, private or public entities, federal government entities military or non-military whose operations span multiple jurisdictions and or

countries.

1.37 **"Sub-Contact Notice"** shall mean an agreement where one Licensee may sell or install for another Licensee in an Approved Jurisdiction with the express written consent of the executive management of both Approved Jurisdictions Licensees, and by notifying the Licensor in writing by submitting a Sub-Contact Notice.

1.38 **"System"** shall mean Direct Energy System, and any component, or related assembly of the System.

1.39 **"System Intellectual Property"** shall mean all trade secrets, issued patents and pending patent applications in any jurisdiction (including, without limitation, originals, divisions, continuations, continuations-in-part, provisional, extensions or reissues), design rights or, copyrights, trademarks, logos, data rights, database rights, topography rights, mask work rights, applications to register any of the aforementioned rights, rights in unpatented know-how, rights of confidence and any other intellectual or industrial property rights of any nature whatsoever in any part of the world and which generally relate to the subject matter hereof.

1.40 **"System License"** shall mean the right to use the Technical Information and the Licensor Intellectual Property to install, maintain, and operate Direct Energy Systems.

1.41 **"Technical Information"** shall include designs, concepts, schematics, layouts, descriptions, renderings, parts lists, assembly drawings and instructions, ideas, inventions, manuals, software, programming logic, algorithms, materials, embodiments, flow diagrams, know how, show how, specifications, manufacturing specifications, materials lists, dimensions, tolerances, clinical and test data, summaries, failure analyses, theories of operation, machines, prototypes, sensors, fixtures, tooling, lab notebooks, proposals, risk factors, competitive analyses, computer models and simulations, databases, investigations, cost and margin calculations, market analyses and projections, business and revenue models, equipment, transducers, mechanical and electrical components, measuring devices and protocols, magnetic coupling and Direct Energy components, circuits, and ancillary products and services relating to Direct Energy Systems.

2. **<u>ADDENDA</u>** – The following *ADDENDA)* are hereby incorporated into this NECLDA and are thus binding upon by the parties as if set forth in the body of this NECLDA:

ADDENDUM "A" - Approved Jurisdiction
ADDENDUM "B"- Direct Energy System
ADDENDUM "C"- International Accounts, National Accounts, and Multi-Jurisdiction Customers
ADDENDUM "D"- Licensed Trademarks: Trademark Acceptable Use and Rules
ADDENDUM "E - Manufacturing, Operations and Repair Rules
ADDENDUM "F"- Distributor Compensation
ADDENDUM "G" – Recurring Revenue Agreement
ADDENDUM "H" - Minimum Product Stocking Requirements
ADDENDUM "I" – Software End User License Agreement
ADDENDUM "J" - Restricted Materials and Parts

3. LICENSE GRANT

3.1 Licensor hereby grants to Licensee, the System License for the Initial Term and any Renewal Terms. This License is granted to the Licensee on an Exclusive basis, within the Approved Jurisdiction for, the Licensed System, using the Technical Information, under the rules and regulations established by the Licensor from time to time. This License grants the rights to the

Licensee to sell, install, and operate the Licensed Systems. Licensee herein acknowledges that the Licensee is operating under License by the Licensor and that ownership of any Licensed System shall at all times vest in Licensor (or Licensor's Affiliate), and any attempt by Licensee to transfer ownership is forbidden and null and void. Licensor shall have the sole right to transfer ownership of the Licensed System to the Consumer or other entity.

3.2 Notwithstanding the License granted herein, Licensee agrees that all Direct Energy Systems, installed, operating or work in process, shall be manufactured, installed and operated according to the "Manufacturing, Operations and Repair Rules," which is a part of this Agreement and attached as part of *ADDENDUM E* of this Agreement.

3.3 The System License shall be Exclusive within the Approved Jurisdiction, and shall be defined by State, Province, County, Parrish, or other incorporated or unincorporated area or a grouping of counties, Parishes or other incorporated or unincorporated areas, on an Exclusive or Exclusive basis. If Exclusive, limited to three (3) Licensed Distributors for every one million population, in any Approved Jurisdiction, as determined by current year data or estimates published the United States Department of Commerce, Bureau of the Census, or other foreign government measurement or estimate, within an Approved Jurisdiction. Licensor may add additional Exclusive licenses after a period of 12 (twelve) months from the Effective Date of the first Exclusive license agreement was made effective if any Licensee in this specific Approved Jurisdiction fails to cure any of the following with 30 days written notice of: (a) any Licensee's failure to satisfy its material obligations hereunder; (b) any Licensee's failure to maintain the operations as embodied in the Rules and Regulations; or (c) any Licensee's failure to satisfy actual or projected end user demand ("Annual Projection"), or to address projected demand for power in the Approved Jurisdiction. With respect to Licensee's failure to satisfy actual or projected end user demand (item iii above), Licensee may cure the non-compliance by ordering, timely paying Licensor for, and commencing operation of a sufficient number of additional Licensed System installations to adequately satisfy demand. In addition to revoking the territorial exclusivity of the System License, Licensor may, at its option, terminate the NECLDA for other material non-compliance by Licensee.

3.4 The Annual Projection Report "(APR-001") shall be due from Licensee no later than January 5th, (for April, May June reporting period), April 1st, (for July, August, September reporting period), July 1st, (for October, November, December reporting period), and December 1st, (for January, February, March reporting period), of each year for the Term of this Agreement.

3.5 Licensee may not sell or transfer any Direct Energy Systems, or any related parts and equipment to any third party for any reason. All fatigued, broken or outdated Licensed Systems, including related parts and equipment, must be recycled, or scrapped, under the Rules and Regulations, destroyed under the Rules and Regulations by the Licensee or, at the option of the Licensor, returned to Licensor, at Licensors expense.

4. <u>INTELLECTUAL PROPERTY RIGHTS</u>

4.1 All Technical Information, System Intellectual Property, and Improvements are and shall remain the Exclusive property of Licensor, unless at the sole option of the Licensor is transferred to the Consumer or other entity, (or, where applicable, one or more third parties having a contractual relationship with Licensor respecting ownership), and the Licensee agrees that it does not obtain any interest in any of the foregoing, except as expressly granted under this NECLDA. Licensee agrees to assign and hereby does assign to Licensor any and all of Licensee's rights (if any) in

and to the Technical Information, System Intellectual Property, and Improvements, and agrees to execute any papers necessary or appropriate to perfect Licensor's title thereto, whether patented or not are and shall remain the Exclusive property of the Licensor.

4.2 Licensee shall not take any action challenging the validity or enforceability or Licensor's ownership of the Technical Information, System Intellectual Property, or Improvements in any judicial, governmental or administrative proceeding; and shall not request or assist any third party to contest the validity or enforceability of the Licensor's rights in the foregoing As a necessary consequence of the preceding assignment, Licensee agrees that it will not pursue U.S. or foreign patent protection for or relating to any aspect of the Technical Information, System Intellectual Property, or Improvements.

4.3 To mitigate potential disruption to Licensee's operations in the unlikely event Licensor is unable to provide any required training, maintenance, parts, service, or support to Licensee pursuant hereto, in an abundance of caution Licensor has deposited access to the unrestricted description of the Direct Energy System and related Technical Information, including information on obtaining raw materials and Restricted Materials and Restricted Parts, with the Licensor's attorney, Scarinci and Hollenbeck c/o Teddy Eynon, Esquire at 1000 Potomac St., N.W., Washington, D.C., 20007-3501. Access to this information can only be granted by the Technical Information Owners, WYO Tech Investment Group, LLC, and Danzik Applied Sciences, LLC, which shall only be granted by the Information Owners, or order of a court of competent jurisdiction.

4.4 In the event the Licensor becomes insolvent and unable to pay its creditors in the ordinary course, files a voluntary petition under the Federal Bankruptcy Code, or is subject to an involuntary petition under the Federal Bankruptcy Code, and such petition is not dismissed within thirty (30) days of filing, or is unable to supply essential Restricted Materials or Restricted Parts without undue delay, Licensee shall arrange to have WYO Tech Investment Group, LLC ("WYO") and Danzik Applied Sciences, LLC, assume Licensor's duties under the NECLDA, by assignment or otherwise. Licensor agrees to take reasonable and prudent steps, including executing appropriate documents to give effect to this Section 3.5 to mitigate potential interruption of Licensee's business operations.

5. <u>TRADE MARKS</u>

5.1 The Licensee herein agrees that at no time shall the Licensee attempt to gain any Trade Mark, service mark, trade name or brand name related to the Licensed System.

5.2 All service marks, and corporate, trade names and brand names of the Licensor (collectively hereinafter referred to as the "Trade Marks") including the name Earth Engine, Photon Engine, Photon Lighting, Photon Furniture, Photon Fixtures and associated websites, and website content, are the Exclusive property of Licensor and Licensee acknowledges and agrees that it has no right, title or interest in or to the Trade Marks other than the limited rights granted in this NECLDA. The Licensee agrees that the benefit of all use which Licensee makes of the Trade Marks Plugins to be inserted (including any goodwill) will inure solely to the Licensor. The Licensee shall execute such documents and do such other things as the Licensor may reasonably request from time to time (including after termination of this NECLDA) to confirm and vest any such rights in the Licensor.

5.3 Licensee shall apply to the Licensor's Executive Committee, for any use whatsoever of its Trade Marks, or other Licensor Copyright protected material, or Plugins, each and every time Licensee wishes to use such Trade Marks, or other Licensor Copyright protected material, or Plugins.

Licensors Executive Committee shall in good faith review and approve or deny any such requests within one week of submission by the Licensee.

5.4 Licensee acknowledges and agrees that great value is placed on Licensor's Trade Marks and the goodwill associated therewith. Therefore, Licensee agrees to comply with the guidelines set forth in Licensor's *Licensed Trademarks; Trademark Acceptable Use Manual* as described herein in *ADDENDUM D.*

5.5 The Licensee shall comply with any and all directions of the Licensor given to the Licensee from time to time in relation to the form, manner and context of use of the Trade Marks. Licensee acknowledges that parts and equipment comprising the Direct Energy System will display Licensor's Trade Marks and agrees to include and maintain such Trade Marks as reasonably required by Licensor.

5.6 Licensee shall not place any Tradenames, Trademarks or other advertising of any kind whatsoever on any Licensed System.

5.7 The Licensee will not knowingly do (or knowingly omit to do) anything to diminish the rights of the Licensor in the Trade Marks or any registration or application to register the Trade Marks. In particular, the Licensee shall not knowingly use the Trade Marks in a way which would allow them to become generic, lose their distinctiveness, become liable to mislead the public or become materially detrimental to or inconsistent with the good name, goodwill, reputation and image of the Licensor.

5.8 The Licensee will promptly notify the Licensor of any actual or suspected infringements of the Trade Marks committed by third parties which come to the attention of the Licensee and will give the Licensor such assistance as the Licensor may reasonably require in pursuing such infringements, in Licensor's sole discretion.

6. PUBLICITY, INTERVIEWS AND ANNOUNCEMENTS

6.1. Licensee agrees to comply with Licensor's efforts to control the marketing, publicity, interviews, announcements, press releases, communications with government officials, and branding issues associated the Technical Information, System Intellectual Property, and Improvements. Licensee shall not endeavor to design or release publicity, internet information, conduct or participate in television, radio, newspaper or other media interview, or craft, design, publish or broadcast any information regarding Direct Energy, Technical Information, or the Direct Energy Systems without Licensor's prior written approval which is Exclusively granted by an approved form which shall be disseminated by overnight courier and will not be disseminated by electronic methods.

6.2 Licensee agrees to obtain Licensor's prior written permission as described herein for any of the following as they relate to or involve Direct Energy, Technical Information, or the Direct Energy System;

(a) Printed materials including brochures, marketing, and promotional materials.

(b) Media interviews including; television, movie, webcast, internet broadcast, newspaper, video recording, voice recording, live appearance, discussion panel, telephonic conference, closed circuit broadcast, billboard, social media, or radio.

(c) Social media

(d) Design and use of an internet website

(e) Use of any Licensor's Trade Marks, Service Marks, or copyrighted materials

(f) Vehicle advertising

(g) Outdoor billboard
(h) Building signage
(i) Investment materials
(j) Sales materials
(k) Apparel

6.3. Licensee acknowledges that any breach of Section 5 or 6 by the Licensee shall be considered a Material Breach and the Licensor may immediately place this License on probation for a period of sixty (60) days for each violation. Licensee will be given thirty (30) days to cure each breach and agrees that failure to cure may result in a revocation of license, revocation of exclusivity, or a forfeiture of compensation during such probation, at the discretion of the Licensor.

7. <u>COMPENSATION FOR APPROVED SITES</u>

7.1 Title to the Licensed System or Direct Energy Systems does not transfer to Licensee, and they remain the property of Licensor, until sold to a Consumer.

7.2 Direct Energy Systems must be installed only at sites in the Approved Jurisdiction which comply with the Licensor's *Manufacturing, Operations and Repair Rules* Licensor Rules (*ADDENDUM E).*

7.3 If a permit is required for the Licensed System in a jurisdiction, Licensee is required to obtain a permit within 90 days of the issuance of an Approved Site certificate from the Licensor's Executive Committee. If Licensee encounters permitting delays from local, county, or state jurisdictional authorities, Licensee has the responsibility to notify Licensor in writing and to supply Licensor with written proof of a permitting delay and Licensee will use its best efforts to obtain such permit timely.

7.4 Should Licensee have a loss of or delay in securing an operational site, property, or permit in which to operate the Licensed System, Licensee may submit to Licensor proof that a delay outside the Licensee's control has occurred and Licensor shall grant an additional extension of time, which shall not be unreasonably withheld by Licensor, providing that Licensee has shown Licensor cause, which could not be foreseen or avoided by Licensee, and Licensee has worked to mitigate any delays. If delays pertaining to permitting or securing an operational site are caused by the Licensor, the Licensee will not be penalized for these delays. The Licensor must perform its responsibilities pertaining to Approved Site Installation in an acceptable timeline and may be informed in writing by Licensee of failure to do so. Licensor will have a thirty (30) day period to correct and respond to these deficiencies.

7.5 The Licensee shall either obtain Direct Energy Systems directly from Licensor or if available from another Licensee, with the express written consent of the Licensor.

7.6 The Licensee shall pay for all travel, meals and lodging, for education, training and training materials. All educational, training, and training materials shall be paid for by the Licensor. All Licensee employees involved with sales, safety, engineering, site design, installation, or manufacturing must comply and participate fully in the Licensor's education and training programs in Scottsdale, Arizona or other locations designated by Licensee.

8. <u>LICENSOR'S RIGHTS AND OBLIGATIONS</u>

8.1 Licensor will accept orders from Licensee for Direct Energy Systems, but such orders shall not be

styled as purchase orders, but will utilize the Licensor's "Order for Licensed Direct Energy System."

8.2 Licensee shall be required to stock minimum quantities of specific components of the Direct Energy Systems as listed in Addendum H, at Licensors expense, excluding warehousing costs.

8.3 Licensor shall make good faith efforts to supply the Photon Engine, which is a part of the Direct Energy System and the Restricted Materials and Parts to Licensee within sixty (60) days of receiving Licensee's order. Deliveries are not guaranteed due to supply and demand fluctuations, but Licensor shall employ commercially reasonable efforts to deliver each ordered Direct Energy System within sixty (60) days of receiving an order. Restricted Materials and Restricted Parts shall be FOB Licensor's address for delivery (as set forth in the applicable order), which Licensee agrees shall be an address located in the United States. To the extent and for so long as Licensor is unable to timely supply any Direct Energy System, any component thereof, and any Restricted Materials and Parts requested by Licensee, Licensee shall be relieved of its performance obligations caused by Licensor's delay. If Licensee accepts a deposit from a customer for installation of a Direct Energy System, but Licensee cannot install because of delay on the part of the Licensor, Licensee will return the deposit to the Customer. Licensee will hold deposit funds and they will not count towards any monies due to Licensor until after the Direct Energy System is installed.

8.4 For any reasonable purpose, including quality control monitoring and compliance, research and development, improvements, and protection of Licensor Intellectual Property, Licensor may visit, inspect, and observe operation of any Approved Plant, Approved Repair Facility, or Approved Site on not less than 2-hour notice to the Licensee and for a period of not more than eight (8) hours during the local hours of 7AM to 5PM. In the event an Approved Site is located on private property, Licensee must secure Licensor's legal right to conduct these inspections and facilitate access for the Licensee and Licensor according to the timelines established hereto.

8.5 The Licensor, when any Licensed System is installed but not fully paid for, and where and when appropriate and at its sole option, may file a Uniform Commercial Code Financing Statement or other commercial document to facilitate collateralization of the Direct Energy System as the property of the Licensor at the Approved Site.

8.6 Licensor shall implement a Manufacturing Queue populated by orders for Direct Energy Systems for Approved Sites in the order in which they are received. Licensor will endeavor to provide Licensee access to the Manufacturing Queue via Licensor's designated digital management system, so Licensee can track orders received, approvals, progress, delays, cancellations and other data in the Manufacturing Queue.

8.7 Licensor shall provide, at cost to the Licensee, reasonably necessary professional engineering services requested by Licensee to facilitate preparing an Approved Site prior to installing a Direct Energy System.

9. <u>LICENSEE'S RIGHTS AND OBLIGATIONS</u>

9.1 Upon executing this NECLDA, Licensee is required to satisfy all financial obligations set forth in the NECLDA *COMMERCIAL AGREEMENT.*

9.2 Licensee agrees that it is, along with all of its officers, directors, employees, and Affiliates are forever barred and agree that it is prohibited and a willful violation of this Agreement if Licensee

engages in any form of research and development, laboratory work, experimentation, inventing, and design of any part of the Licensed System. Licensee agrees that it will immediately notify Licensor of any potential improvement in that Licensee may have discovered when working with any part of the Licensed System that results or is discovered from installation, service or Consumer use.

9.3 Licensee is acknowledging that it is prohibited from communicating by email if such email contains any information related to the Licensed System or Technical Information, including any information that relates to this NECLDA. Licensee agrees that it will only communicate with Licensor on Licensors secure HIPPA compliant email servers or an email system that Licensor approves as applied for by Licensee in advance of any such use by Licensee.

9.4 Licensee acknowledges that the NECLDA prohibits the use of unsecure telephonic or video conferencing systems when discussing any part of this Agreement or any part of the Direct Energy System or System Intellectual Property, including by not limited to;

a. Zoom
b. WhatsApp
c. Gmail
d. Outlook
e. Yahoo Mail
f. AOL
g. Zoho
h. iCloud
i. Proton Mail

Licensee agrees to contact the Quantum Security Division, Attention: Matthew Bellestri, Division Manager at: m.bellestri@qrec.energy to gain permission for the use of any communication system prior to using any service listed or any service that may not have been listed.

Quantum's DOXY System is fully permitted for use for video conferencing and Quantum, at Quantum expense shall provide Licensee with a secure video channel or other electronic format in which to conduct business involving Direct Energy Systems or any part of the Licensed System.

9.5 Licensee herein acknowledges that no use of cloud-based, or custom computing or computer storage relating to the Licensed System or Technical Information is allowed under the terms and conditions of this Agreement. Any custom or hybrid computer or software system that involves; (a) accounting programs or data storage, (b) mathematical programs or data storage, (c) manufacturing system programs or data storage, (d) customer service programs or data storage must be approved by the Licensor. Licensor shall have sole discretion on any approval granted Licensee on custom software or computer hardware used in any manner with the Licensed System and or Technical Information.

9.6 Licensee shall not attempt in any manner to gain permission to negotiate, use, expand the use of, execute, or approve the use of Trademarks, Tradenames, installation sites, Manufacturing Queue placements, Restricted Materials, legal agreements, addendums, schedules, Confidential Information, Technical Information, manufacturing rights, through the use of email, or by contacting any single officer or Board Director of the Licensor. All negotiations related to, use of, expanded use of, execute, or approve the use of Trademarks, Tradenames, installation sites, Restricted Materials, legal agreements, addendums, schedules, Confidential Information,

Technical Information, and manufacturing rights must be presented by application to the Licensor's Executive Committee.

9.7 Should Licensee fail to pay the Approved Jurisdiction Payment by the Approved Jurisdiction Payment Deadline, Licensor reserves the right to terminate this NECLDA or provide a cure period, giving Licensee thirty (30) days to cure the default by funding 100% of the Approved Jurisdiction Payment as agreed herein. If Licensee cannot cure this default within the cure period, then Licensee agrees to surrender this NECLDA and all rights thereto.

9.8 If for any reason the Licensee cannot continuously install, maintain or operate in a timely manner, any Direct Energy System, within the Licensee's Jurisdiction, then upon ten (10) days written notice to the Licensor by Licensee, Licensor shall have the right to directly perform the duties described herein for each and every Direct Energy System(s) installed in the Approved Jurisdiction.

9.9 License shall disclose any and all financing terms offered to a third party to secure investment into any Approved Jurisdiction or business of the Licensee, to secure, maintain, or expand this NECLDA.

9.10 The Direct Energy System shall be the Exclusive property of the Licensor. The Direct Energy System shall be available for use by the Licensor for sales and marketing purposes with reasonable notice to Licensee. If a customer site is installed in a sensitive or secure location where third-party customers cannot enter, Licensee and customer agree to produce photography and/or video of the Direct Energy System per Licensor specifications. Licensee agrees not to show, demonstrate, or operate the Direct Energy System to any potential customer outside the required physical or electronic supervision of the Licensor without the express written permission of the Licensor, which shall not be unreasonably withheld.

9.11 Where the Licensee installs and otherwise uses a Direct Energy System, it shall follow the Licensor Rules and Regulations for Approved Jurisdictions and Sites, which may be modified by the Licensor from time to time. Licensor will notify Approved Jurisdictions when material changes are made. It is the sole responsibility of the Licensee to ensure compliance with these Rules and Regulation.

9.12 Licensee shall mark or tag each Direct Energy System with any notice, logo, patent marking, or product information as provided by the Licensor.

9.13 Licensor has the obligation and responsibility to offer and require training for every Licensee employee involved in any area of the Licensed System in the following areas; (a) Manufacturing, (b) Sales, (c) Safety, (d) Installation or Maintenance, (e) Engineering, (f) Approved Site Design. This training will be provided by Licensor, unless otherwise stated herein. Licensee shall follow the Licensor's health and safety rules, uniform rules, and code of conduct in the operation of the Licensed System, which shall be included in the Licensor *Manufacturing, Operations and Repair Rules and Regulations*. Licensor shall have the right to the final approval of the standards therein.

10. COSTS AND EXPENSES

10.1 Licensor shall not charge the Licensee for all required and optional training. For Continuing Education and Training, Licensee shall pay costs as described in Section 7.6 herein.

10.2 Excluding training, Licensor shall have the ability to charge to the Licensee at cost for any on-site visits requested by the Licensee for publications, advertising, legal fees, publicity, speaking fees,

entertainment, travel, meals, meeting space, storage, freight and all other costs associated with assisting the Licensee in the Licensee's Approved Jurisdiction. Any costs to be invoiced from the Licensor and paid by the Licensee shall first be presented and agreed to by the Licensee. Nothing in this paragraph shall be understood to modify any payment due by Licensee to the Licensor under the terms and conditions of this NECLDA.

11. ACCOUNTING

11.1 As it pertains to the installation of any Direct Energy System or any part of the Licensed System, it is agreed that Licensee shall use an accounting system for the tracking and collection of all fees which complies with industry standards, and in particular which allows Licensor to upload data in a standardized format approved by the Licensor, where required.

11.2 In the event Licensee shall fail to pay any amount required under this NECLDA after the due date thereof, the amount owed shall bear interest at the rate of two percent (2%) per month from the due date until paid.

11.3 Licensee agrees to follow the Licensor Rules and Regulations for Approved Jurisdictions and Sites as it applies to accounting, computer and software systems that have been approved by Licensor.

11.4 Licensee agrees to maintain all Licensor provided remote monitoring and security systems incorporated within the Licensed Systems at all times.

12. REPRESENTATIONS AND WARRANTIES OF LICENSOR

12.1 To Licensor's reasonable knowledge, the Direct Energy System does not infringe any patent, trademark or other proprietary right of any third party. Licensor does not represent or warrant that the Direct Energy System will be free from claims of infringement of patents, trademarks, or other proprietary rights by any third party; that any patent applications relating to the Direct Energy System will issue as patents; that any trademark applications filed by Licensor will issue as trademark registrations; or that either party to this NECLDA will be free from liability to any third party due to its actions under this NECLDA.

12.2 Licensor assumes no responsibility for any inconvenience, loss, injury, direct or indirect, or consequential damage arising from the use or loss of use of the Licensed System, whether or not Licensor has been advised of the possibility of such damages.

12.3 The Licensee shall not make or publish any warranty or guarantee on the Direct Energy System, express or implied, with respect to the performance, condition or use of the Licensed System or Licensed Services outside the warranties and guarantees published by the Licensor. Licensor, at Licensor's expense, shall supply Licensee with a warranty that system components are free from workmanship defects and operate in the manner for which they are designed.

13. NONDISCLOSURE OF TECHNICAL INFORMATION

13.1 Licensee acknowledges and agrees that the value of some of the Technical Information depends, to a significant extent, on its being and remaining confidential and secret. Accordingly, Licensee agrees to take all reasonable steps necessary to maintain the confidentiality and secrecy of the Technical Information and agrees not to use the Technical Information except in accordance with this NECLDA. Subject to the rights granted to Licensee under this NECLDA, Licensee shall limit dissemination of and access to the Technical Information to persons within Licensee's

organization and then only to those persons who (a) have a need for access to the Technical Information, and (b) have entered into a restrictive or a nondisclosure agreement prohibiting such personnel from doing anything with respect to the Technical Information that Licensee would itself be prohibited from doing under this NECLDA as well as the Licensor Rules and Regulations for Approved Jurisdictions and Sites.

13.2 Licensee further acknowledges and agrees that it will receive information developed by Licensor, either independently or jointly with Licensee or any other third party, relating to the Technical Information, and agrees that such information shall be included in the definition of Technical Information for purposes of this NECLDA.

13.3 Licensee herein acknowledges that the Technical Information of the Licensor is protected under the United States Defense of Trade Secrets Act of 2016 as amended, and that the Licensor shall be entitled to any injunctive relief it seeks against any entity that the Licensor suspects or determines has violated any provision of this Section.

13.4 Licensee herein acknowledges that no use of cloud-based computing or computer storage is allowed under the terms and conditions of this Agreement with respect to the Licensed System or Technical Information. Any storage of information, including; (a) accounting programs or data storage, (b) mathematical programs or data storage, (c) manufacturing system programs or data storage, (d) customer service programs or data storage is strictly prohibited. Any and all software or data storage of any information related to herein must be used and stored on a standalone, Approved Jurisdiction managed computer and related servers that are not physically or electronically tied to the internet.

13.5 Upon reasonable notice, Licensor shall have the right to review Licensee's procedures for protecting the Technical Information, and to require reasonable changes in said procedures to ensure that such procedures are adequate, and Licensee agrees to institute such changes, to maintain confidentiality of the Technical Information. All reproductions, copies or embodiments, in whole or in part, of the Technical Information shall carry a confidential, proprietary notice similar to that, if any, with which it was submitted to Licensee.

13.6 The obligation of confidentiality and non-disclosure imposed hereunder will apply to all confidential information included within the Technical Information disclosed by Licensor to Licensee (whether or not such information is obtained from other sources by Licensee after the effective date of this NECLDA, including without limitation from third parties or through a reverse engineering or independent derivation), except the following (provided that the following exceptions are to be narrowly construed and Licensee's obligation impose hereunder are relieved solely with respect to those specific portions of the Technical Information that fall within those exceptions):

13.6.1 Information that Licensee demonstrates by contemporaneous written evidence of the same is a part of the public domain as of the effective date of this NECLDA and is not otherwise a trade secret;

13.6.2 Information that Licensee demonstrates was already known to Licensee as of the effective date of this NECLDA, as evidenced by contemporaneous written evidence of the same;

13.6.3 Information which is independently developed by Licensee without use of or reliance upon the Technical Information, such independent development not being performed by persons having access to the Technical Information, as evidenced by contemporaneous written evidence of same.

13.7 Licensor and Licensee acknowledge and agree that this NECLDA is confidential and cannot be shared with any outside party, unless ordered to do so by operation of law.

13.8 This Article shall survive the termination or expiration of this NECLDA for a period of five (5) years from the Contract Termination Date.

14. INSURANCE

14.1 Licensee shall obtain and keep in full force and effect, during the term of this NECLDA, and for 24 months after the termination or expiration of this NECLDA, at its sole cost and expense, a policy of insurance insuring against those risks customarily insured under comprehensive general liability policies, including, but not limited to, "product liability" and "completed operations." Such policies of insurance shall have endorsements or coverage with combined single limits of not less than Two Million US Dollars (US $2,000,000) and shall name Licensor as an additional insured thereunder. Such insurance policy shall provide that it cannot be cancelled without thirty (30) days prior written notice to Licensor. It is also agreed that the "other insurance" clause, if any, will be deleted from such policy, that the insurance under such policy shall be primary, and that other insurance in force is neither primary nor contributing. Licensor shall also maintain a comprehensive general liability insurance policy with combined single limits of not less than Two Million US Dollars (US $2,000,000).

14.2 Licensee shall provide to Licensor, within thirty (30) days prior to the beginning of operations, a certificate showing proof that such policy of insurance is in effect. Proof of insurance from Licensee and Licensor shall be provided annually.

14.3 Licensee shall not reduce limits or terminate such policy of insurance under any circumstance, without Licensor's written consent, which will not be unreasonably withheld.

15. ENFORCEMENT OF LICENSED RIGHTS

15.1 Licensee acknowledges and agrees that, in the event of a material breach by Licensee of this NECLDA, including without limitation, a breach of a material obligation herein contained, injuries will be severe and irreparable, and there will be no adequate remedy at law for such breach. Accordingly, in the event Licensee breaches or fails to comply with the terms of this NECLDA, Licensor will be entitled, in addition to the immediate termination of this NECLDA, all appropriate equitable relief, in the form of a temporary restraining order, preliminary injunction, permanent injunction or otherwise, without the necessity of posting any bond.

15.2 In the event that the validity of any rights in the Direct Energy System is disputed, Licensor will defend such rights as Licensor deems appropriate. In the event Licensor determines, in its sole discretion, that it is not in the best interest of Licensor to initiate any legal proceedings on account of any such dispute, or in the event Licensor settles or resolves any such proceedings that may be initiated, Licensee shall have no claim against Licensor for damages or otherwise.

16. INDEMNIFICATION

16.1 Licensee agrees to indemnify, defend and hold the Licensor, its directors, shareholders, officers, agents, and employees of Quantum harmless from and against any and all claims, liabilities, losses, suits, judgments, cost, damages of any nature or expenses, including reasonable attorney's fees and costs, court costs, investigator costs, accounting costs, as a result of or in connection with any manufacture, installation, operation or use by the Licensee of the Licensed Systems.

16.2 Licensor agrees to indemnify, defend and hold the Licensee, its directors, shareholders, officers, agents and employees of Quantum harmless from and against any and all claims, liabilities, losses, suits, judgments, cost, damages of any nature or expenses, including reasonable attorney's fees and costs, court costs, investigator costs, accounting costs, directly occasioned by defects in the design of parts or materials supplied by the Licensor for the manufacture of the Licensed Systems.

17. TERM AND TERMINATION

17.1 This NECLDA shall commence on the effective date set forth above and shall continue for ten (10) years (the "Initial Term"), and automatically renew automatically, for consecutive ten (10) year terms ("Renewal Terms"), unless sooner terminated in accordance with the terms and conditions set forth herein.

17.2 In addition to all other rights of termination provided herein, Licensor will have the right to terminate this NECLDA, upon notice to Licensee, at any time upon the occurrence and during the continuation of an Event of Default. For purposes of this NECLDA, Event of Default shall include: (a) Licensee's breach of, or failure to perform, any of its obligations under this NECLDA and such failure continues for 30 days after notice of such breach is provided by Licensor to Licensee and Licensee fails to rectify such breach; (b) Licensee's breach of the NONDISCLOSURE OF TECHNICAL INFORMATION; (c) Subject to Licensee's rights of assignment under this NECLDA, Licensee becomes insolvent, or files a voluntary petition under the Federal Bankruptcy Code or any successor statute or analogous state law, or is subject to an involuntary petition under the Federal Bankruptcy Code or any successor statute or analogous state law and such petition is not dismissed within thirty (30) days of filing; (d) Licensee has violated the Licensors Rules and Regulations for Approved Jurisdictions and Sites more than (5) times during any one year period, during the Term of this NECLDA.

17.3 Subject to section 4.3, upon expiration or termination of this NECLDA, Licensee shall, upon Licensor's request, immediately cease any and all use of the Direct Energy System and Licensor's Trade Marks, and immediately deliver to Licensor all paper and electronic documents, in any form, and all copies thereof, containing any proprietary information of Licensor.

17.4 Notwithstanding any other provision of this NECLDA to the contrary, Licensor shall be entitled prior to the termination of this NECLDA, to negotiate and enter into conditional license NECLDAs with third parties to use the Direct Energy System for the purposes contained herein for a term commencing on or after the expiration or termination of this NECLDA.

18. ASSIGNABILITY

18.1 Upon notice to and approval by Licensor by written consent, Licensee may directly assign this NECLDA and/or the rights granted hereunder, in whole and not in part to any entity (an "Assignee"), as long as the Licensee has not breached or is not in breach of any provision of this NECLDA and provided that the Assignee agrees in writing to be bound by all of the terms of this NECLDA.

18.2 Assignee must be solvent and has been judged creditworthy by the Licensor and can perform its obligations hereunder. The Licensor may deny the Assignment and withhold approval of any Assignment by the Licensee. Licensee shall not assign this NECLDA directly or indirectly, or any of its rights or obligations hereunder without Licensor's written consent.

19. NOTICES

19.1 All notices required or permitted to be given hereunder must be in writing, and shall be effective upon delivery if delivered personally (which includes notices delivered by messenger, electronic mail, or overnight courier) or, if given by mail, five (5) business days after mailing, by certified mail, return receipt requested, postage prepaid, except in the event of a disruption of postal service, in which event such notice, direction or request shall be delivered personally to the parties at their addresses as set forth below:

If to Master Licensor:

Inductance Energy Corporation
ATTN: NOTICE
7543 E Tierra Buena Lane
Scottsdale, Arizona 85260

If to First Cross Licensee:

Quantum Energy, Inc.
ATTN: NOTICE
14747 N Northsight Blvd
Suite 218-111
Scottsdale, Arizona 85260

If to Second Cross Licensee:

FlooidCX Corporation
ATTN: NOTICE
3690 Howard Hughes Parkway
Suite 500
Las Vegas, Nevada 89169;

Any party may change its address for receipt of notice by giving written notice of its new address to the other party.

20. GENERAL PROVISIONS

20.1 No failure or delay of either party in insisting upon or enforcing or resorting to any of its powers, rights, remedies, or options hereunder, and no partial or single exercise thereof, shall constitute a waiver of such party. No course of conduct or dealing between the parties shall act as a modification or waiver of any provision of this NECLDA, and no waiver or modification of any of the terms or provisions of this NECLDA shall be valid, unless contained in a written document signed by the Party to be bound.

20.2 Neither party will be liable for or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of force majeure, or any cause or condition beyond its reasonable control, so long as that party uses all commercially reasonable efforts to avoid or remove the causes of non-performance.

20.3 This NECLDA constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, promises, or undertakings other than those contained herein. This NECLDA supersedes and cancels all previous agreements between the parties hereto with respect to the subject matter herein.

20.4 Notwithstanding anything else herein contained to the contrary, each party represents and warrants that it has made no agreements that are inconsistent with this NECLDA or that would prevent such party from entering into this NECLDA. Each Party further represents and warrants that entering into this NECLDA does not violate any agreements, rights or obligations existing between it or any other entity.

20.5 No agency, joint venture, or partnership is created by this NECLDA, and Licensee shall not, and will have no authority or power to, enter into any contract or incur any obligation on behalf of Licensor except as may be authorized in writing in a document executed by Licensor.

20.6 This NECLDA shall be governed and construed in accordance with the laws of the State of Wyoming. The State of Wyoming has been chosen as the Exclusive legal venue for any legal action or binding arbitration in connection with this NECLDA. It is agreed by both Licensor and Licensee that any legal action commenced to enforce or interpret the terms of this NECLDA, or otherwise arising hereunder shall be brought under the laws of the State of Wyoming, in the State or Federal District court system of Wyoming.

20.7 In the event of litigation or arbitration to enforce or interpret the terms of this NECLDA, or otherwise arising hereunder, the prevailing party, in addition to all other remedies, shall be entitled, in addition to its court costs or arbitration fees, to such reasonable attorney's fees, expert witness fees, and other litigation expenses as shall be fixed by a court of competent jurisdiction.

20.8 If any provision of this NECLDA or the NECLDA COMMERCIAL AGREEMENT should be held to be void or unenforceable, in whole or in part, the court or tribunal so holding shall reform the provision to make it enforceable while maintaining the spirit and goal of the provision, and if the court or tribunal finds it cannot so reform that provision, such provision or part thereof shall be treated as severable, leaving valid the remainder of this NECLDA.

20.9 Each Party shall perform any further acts and sign and deliver any further documents that are reasonably necessary to effectuate the provisions of this NECLDA.

20.10 Except as specifically addressed herein, time shall be of the essence.

20.11 This NECLDA may be executed by electronic mail and in any number of counterparts by any one or more of the Parties. Each executed counterpart will be deemed to be an original and the counterparts will together constitute one and the same NECLDA.

20.12 Any dates contemplated by this NECLDA and its addenda may be extended by mutual written agreement of the Parties.

The persons signing below acknowledge that they have read and understood this NECLDA including all the Addendums and have been advised to and have had the opportunity to seek independent legal counsel before signing.

NOTHING BELOW THIS LINE ____

SIGNATURES ON FOLLOWING PAGE

SIGNATURE PAGE

Executed on this 22nd Day of February 2024 and Effective January 1, 2024;

INDUCTANCE ENERGY CORPORATION
MASTER LICENSOR

William Hinz
CEO

QUANTUM ENERGY INC.
FIRST CROSS LICENSEE

Harry Ewert
CEO

FLOOIDCX CORPORATION
LICENSOR AND SECOND CROSS LICENSEE:

Dennis M. Danzik
President

<u>ADDENDUM A</u>

Approved Jurisdiction

The Approved Jurisdiction shall include worldwide rights.

ADDENDUM B

Direct Energy System

At all times the Licensed System involves the use of a Direct Energy System, which contains System Intellectual Property, whose primary inventor, Dennis M. Danzik, developed System Intellectual Property and the first Licensed System, or Direct Energy System, (then known as the Danzik Asymmetrical Magnetic Force Engine), from 2009 to 2011. Constant laboratory improvements, from 2011 to present, led to a rapid series of System improvements, some improvements being small improvements to, and some improvements being a 10X improvement or transformational in nature.

Today the Licensed System uses photonics, photovoltaics, energy harvesting, and energy storage devices and systems including the mass of rotating flywheels to drive a variety of zero contact devices (magnetic coupling) that replaces parts such as pinions, gears, belts, and other power transmission inventions, by accelerating (spinning, longitudinal, or elliptical) a mass that has a magnetic field, that is controlled through the attenuation or increase of strength of a magnetic field, known as a Paired Permanent Magnetic Field.

The Licensed System collects energy from a variety of photonic, thermal and other sources and stores that energy (Controlled Voltage) to be used to accelerate the flywheels through magnetic force, controlled by a computer-controlled energy storage or delivery device, delivering controlled energy input (Controlled Voltage), which can be of any size and weight at low to very high speeds. These flywheels use ferro, para and diamagnetic material to allow magnetic fields to "drag", "pull", or "push" the flywheels into rotation. These larger masses, and size flywheels with high inertia, and store potential energy, that is then directed to non-contact (magnetic coupled) power transmission devices that can then drive fluid pumps, pneumatic compressors, vacuum pumps, as well as generators, and alternators for producing electrical energy.

The Licensed System used in some Systems, but not all uses the advantage of counter-rotation, wherein multiple flywheels and drive mechanisms rotate in opposite directions.

The Licensed System uses magnetic fields as force to transfer rotation from one part of the Licensed System devices to other Licensed System devices. These devices are a part of the Licensed System.

The Licensed System uses a photonic (including photovoltaic) and transformer coil-based (transformer/amplifier) devices and systems to produce Control Voltage and Output Voltage and power to the licensed system. The photonic system includes the use of DC to DC and DC to AC transformers and amplifiers (including inverters), capacitors, control circuits and related control assemblies, software, and battery storage devices.

ADDENDUM C

International Accounts, National Accounts, and Multi-Jurisdiction Customers

National and International Accounts

It is acknowledged by the Licensee that the Licensor, at Licensor's sole discretion shall control any customer account that it deems is in the interest of multiple Approved Jurisdictions. These customers will have large regional, national or international presence and in the determination of the Licensor should be managed as a single account. These customers include but are not limited to:

a. Government – Including Military and Defense
b. Aerospace
c. Hospitality
d. Retail
e. Automotive
f. Insurance
g. Financial
h. Petroleum – Oil and Gas
i. Real Estate
j. Construction

It is acknowledged by the Licensor that national and global account management is for the benefit of the Approved Jurisdictions. In addition, the Licensor will place Licensor account managers or authorize Licensee's within Approved Jurisdictions to manage national and international accounts where headquarters for any of these accounts reside within the Approved Jurisdiction.

It is acknowledged herein by Licensor and Licensee that Licensee may reject any work in any proposed contract managed by the Licensor involving national or international accounts, by asking for an exclusion to the proposed contract, such exclusion will be granted in every instance by Licensor. If the Licensee receives an exclusion from any national or international account, no Licensed Systems under that contract will be manufactured or delivered into that Approved Jurisdiction.

Approved Jurisdiction Reciprocity

Licensee herein acknowledges that no cross-jurisdictional contracting, solicitation, or other work of any kind is permitted under the terms and conditions of this Agreement. The Licensor shall control all national or worldwide accounts for the benefit of the Licensees.

Licensee may not under any circumstances solicit another Approved Jurisdiction to pay a royalty, commission, or any other fee for securing any customer account located outside the Approved Jurisdiction of this Agreement.

All contracts secured by Licensor handled international and national accounts will be for the benefit of the individual Approved Jurisdictions.

If an account is secured by a Licensee on a national or worldwide basis, then the Jurisdictional Licensee and the Licensee assisting to secure the account on a national, multi-state, multi-province, multi-

jurisdictional or worldwide basis shall split any product or service sales or fees 85% being paid to the Jurisdictional Licensee and 15% being paid to the Licensee that assisted in securing the account.

Sub-Contract Manufacturing

1) One Licensee may design, engineer, and install for another Licensee in an Approved Jurisdiction with the express written consent of the executive management of both Approved Jurisdictions Licensees, and by notifying the Licensor in writing by submitting a Sub-Contact Notice. Prices, delivery commitments and related costs involved in Sub-Contract Manufacturing are the responsibility of the two cooperating Approved Jurisdictions Licensees.

2) Sub-Contract Notices to the Licensor, must include any written agreement for Sub-Contract Manufacturing between the two Licensees.

3) The Licensor herein strongly recommends that any Sub-Contract Agreements between two Approved Jurisdictions Licensees be in the form of a contract between the Approved Jurisdictions Licensees and be drafted by competent legal counsel.

ADDENDUM D

Licensed Trademarks: Trademark Acceptable Use and Rules

Always Follow These:

1. Trademark symbols and notice statements:
    - Always use the correct trademark symbol with the first or most prominent appearance of the trademark in the body of text (including on any product packaging, advertising material or promotional, technical or other documentation relating to any product distributed under license from Quantum). Please refer to the **Quantum Trademark List** for guidance on the correct symbol to use for each Quantum word trademark.
    - You do not have to use trademark symbols in headlines unless there is no accompanying text, in which case you must use them.
    - Always include the correct trademark notice statement to acknowledge Quantum's ownership of its trademarks (including on any product packaging, advertising material or promotional, technical or other documentation relating to any product distributed under license from Quantum if such material contains a Quantum trademark). Suitable notices are provided for each Quantum trademark in the **Quantum Trademark List**, e.g. Quantum is a registered trademark of Quantum Energy Corporation (or its subsidiaries) in the US and/or elsewhere.
2. Approved nouns:
    - Always use trademarks as adjectives accompanied by an approved noun. Please refer to the **Quantum Trademark List** for approved nouns for each Quantum word trademark.
    - Never use a trademark as a noun, a verb, or in the possessive or plural form. Your use will probably be incorrect if the sentence does not make grammatical sense without the trademark included in it.
3. Never alter Quantum's trademarks:
    - Do not alter the spelling or form of Quantum's trademarks by abbreviating them, creating acronyms, translating them, joining them to other words, symbols or numbers (either as one word or with a hyphen - unless otherwise permitted, e.g. Quantum® Photon Engine®- Model 56), or using improper capitalization. However, permitted capitalization occurs when using a Quantum word trademark in headlines, titles or text where all of the surrounding words are shown in uppercase characters. In this situation, you may use the relevant Quantum trademark in uppercase characters, provided that such use complies with these guidelines.
4. First use with the Quantum word trademark:
    - Where specified in the **Quantum Trademark List**, always use the relevant Quantum product, service or technology trademark preceded by the Quantum word trademark in first use, e.g. Quantum® AMBA®. You do not need to prefix the use of

any produce, service or technology trademark with the Quantum word trademark in each subsequent use of the relevant trademark.

Never Do Any of These:

1. Do not use any Quantum logo without written authorization from Quantum. Please contact our trademarks team if you want permission to use the Quantum corporate logo.
2. Do not use inaccurate or misleading nouns after Quantum's trademarks. Quantum's trademarks are used for specific products and services.
3. Do not use a Quantum trademark, slogan or logo (or any part of a Quantum trademark, slogan or logo) as part of another trademark, slogan, logo or other name. This includes but is not limited to a company name, trade name, product name, service name, technology name, standard, domain name, social media name or handle.
4. Do not register a Quantum trademark, slogan or logo (or any part of an Quantum trademark, slogan or logo) either alone or as part of another trademark or other name. This includes, but is not limited to a company name, trade name, product name, service name, technology name, standard, domain name, social media name or handle.
5. Do not use Quantum's trademarks more prominently than your own trademarks, company name, trade name, product name, service name or other name. You should distinguish such names visually from any Quantum trademark or other name.
6. Do not use Quantum's trademarks to make fun of Quantum or portray Quantum in a negative way.
7. Do not use Quantum's trademarks in any manner that expresses or implies that Quantum has any affiliation, sponsorship, endorsement, certification, or approval of your product, service or company.
8. Do not use Quantum's trademarks in false or misleading advertising.
9. Do not use Quantum's trademarks in connection with any defamatory, scandalous, pornographic, or other objectionable materials.
10. Do not manufacture, advertise, sell, distribute or otherwise give away any merchandise items bearing any Quantum trademark, logo or other name without an express written trademark license from Quantum.
11. Do not imitate any element of Quantum's logos, trade dress or product packaging.
12. Do not use or imitate any Quantum tagline or slogan

ADDENDUM E

Manufacturing, Operations and Repair Rules

An Approved Plant may only be approved under the terms and conditions of this Agreement.

Approved Repair Facility may only be approved under the terms and conditions of this Agreement.

RULES;

1. At no time shall any Distributor subcontract or delegate work to any entity without the express written consent of the Licensor. Licensee may sub-contract to individuals that are not statutory employees of the Distributor, so long as the Distributor's sub-contractor abides by all of the terms and conditions of this Agreement.

2. Distributor's may gain written authorization from the licensor or to subcontract or delegate work to an individual or entity that is not a statutory employee of the Distributor. Licensor shall have the right to conduct a background check to determine the suitability of the subcontractor. License or shall have the sole right to approve any subcontractor to be contracted or employed by the Distributor, such approval will not be unreasonably withheld.

3. Sales professionals that represent the Distributorship shall be statutory employees of the Distributor.

4. The Distributor shall purchase and use the professional apparel designed and produced by the Licensor when the Distributor's sales, engineering, or installation personnel are engaged with Direct Energy System customers, or jurisdictional licensing or permitting authorities.

5. The Distributor shall purchase and use the professional apparel designed and produced by the Licensor when the Distributor is representing the Licensor or the Licensor's products and services to the public.

6. Sales professionals that represent the Distributorship shall follow the dress code approved by the licensor or and the Distributor which shall be made a part of this Agreement.

7. Engineering, installation, and managerial personnel of the Distributor shall follow the dress code approved by the licensor or and the Distributor which shall be made a part of this Agreement.

8. Work vehicles used by the Distributor's employees, and approve subcontractors must be orderly, clean, and in good operating condition. License or shall have the sole authority to deny the use of any vehicle that represents the Distributorship, if such vehicle does not meet the standards of the Licensor.

9. Distributor shall maintain a minimum showroom, or conference room to show place licensor orders products and services that has a minimum footprint of 400 $ft.^2$.

10. Repairs made to any Direct Energy System can only be performed by Distributor with the express written consent of the Licensor.

11. The Distributor may not authorize for use by any Distributor employee or subcontractor the unauthorized use of any promotional, training, advertising, marketing or other subject matter in video, photographic, apparel, or printed material in violation of this Agreement.

ADDENDUM F

Distributor Compensation

A. Both the First and Second Cross Licensees may sell to Customers on a competitive basis.

ADDENDUM G

Recurring Revenue Agreement

The Recurring Revenue Agreement, if any is the responsibility of the selling party as a part of the Approved Installation Specification Order.

ADDENDUM H

Minimum Product Stocking Requirements

This Addendum is not applicable to this Agreement.

ADDENDUM I

Software End User License Agreement

WHEREAS the Licensor owns the Operating Software (the "Software") and wishes to grant a license to the Licensee, along with the right to use and operate the Software in the Approved Jurisdiction (the "Jurisdiction") and the Licensee agrees to take the said license from the Licensor upon the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the Parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 The following definitions apply throughout this Agreement unless otherwise stated:

1.1.1 "Agreement" means this Software Licensing Agreement and any amendment made thereto from time to time by the Parties hereto.

1.1.2 "Software" refers to the Operating Software.

1.1.3 "Derivative Works" mean works developed by the Licensee, its officers, agents, contractors or employees, which are based upon, in whole or in part, the Source Code and/or the Documentation and may also be based upon and/or incorporate one or more other pre-existing works. Derivative Works may be any Improvement, revision, modification, translation (including compilation or recapitulation by computer), abridgment, condensation, expansion, or any other form in which such a pre-existing work may be recast, transformed, or adapted. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a pre-existing work.

1.1.4 "Documentation" means written, printed or otherwise recorded or stored (digital or paper) material relating to the Software and Source Code, including technical specifications and instructions for its use, including Source Code annotations and other descriptions of the principles of operation of the Source Code and tools and instructions for its use.

1.1.5 "Source Code" means the computer programming Source Code form of the Software in the form provided by the Licensor to the Licensee, and includes all non-third-party executables, libraries, components, and Documentation created or used in the creation, development, maintenance, and support of the Software, as well as all updates, Error corrections and revisions thereto provided by the Licensor, all provided by the Licensor for use, in whole or in part, either by itself or in the development of Derivative Works.

1.1.6 "Improvements" shall mean, with respect to the Source Code, all modifications and changes made, developed, acquired or conceived after the date hereof and during the entire term of this Agreement.

2. TERM

2.1 This Agreement shall come into effect on the execution date of this Agreement and shall continue until termination of this Agreement.

3. GRANT OF LICENSE

3.1 The Licensor hereunder grants to the Licensee an Exclusive, non-transferable, irrevocable, royalty-free license to use and operate the Software in the Jurisdiction, excluding but not limited to the right and license to use and incorporate the Source Code and/or the Documentation, in whole or in part, and Licensee is not permitted to develop Derivative Works (including the integration of all or part of the Source Code into the Licensee's own software), and to compile, use, copy, and distribute executable versions of such Derivative Works.

3.2 The Licensor shall hereunder provide the Software related information to the Licensee. Licensee shall not modify the said Software, change its Source Code, and change its name and logo at any time.

3.3 The Licensee shall not copy the Source Code, in whole or in part, or make backup and archival copies of the Software, Source Code, or Documentation.

3.4 The Licensee shall not, however, transfer or sublicense the Software to any third party, in whole or in part, in any form, whether modified or unmodified.

4. DELIVERABLES

4.1 The Licensor shall hand over the Software, excluding the Source Code, to the Licensee in order to be used and operated by the Licensee in the Jurisdiction within a period of 120 days from the date of signing this Agreement.

5. SUPPORT AND WARRANTY PERIOD

5.1 For the Term of this Agreement (the "Warranty period") from the date of the deliverables, as mentioned in clause 4 of this Agreement, the Licensor, at no additional charge, shall provide to the Licensee:

5.1.1 all upgrades, updates, patches, fixes and other modifications to the Software ("Software Modifications");

5.1.2 Error correction services, more specifically, to the extent the Source Code (and/or the files resulting from compiling the Source Code), programming services, instructions and/or source code to correct such Errors to bring the Source Code (and/or the files resulting from compiling the Source Code) into compliance with the representations and warranties set forth in this Agreement. The Licensor shall use commercially reasonable measures to provide Error corrections, or a work-around for such Errors, within 48 hours of notification by the Licensee. Where a work-around is initially provided, the Licensor shall continue to use commercially reasonable efforts to develop an Error correction until such Error correction is delivered. To the extent an Error is intermittent in nature and the Licensee is having problems recreating the Error for the purposes of reporting Errors to the Licensor, the Licensor shall provide assistance to the Licensee in recreating the Error;

5.1.3 personnel with levels of expertise (both general technical as well as specifically with respect to the Software and the Source Code) to provide technical support, advice and consultation to the Licensee. Such technical support and assistance shall include, without limitation, support and assistance with respect to the Software, Source Code, and the Licensee's development efforts, and shall also include technical support consulting services for modifications to the Source Code made by the Licensee.

6. LICENSE FEE

6.1 The Licensee is included in the License Fee herein.

7. REPRESENTATIONS AND WARRANTIES OF LICENSOR

7.1 The Licensor hereby represents and warrants that the license granted hereunder to the Licensee has been granted on a Exclusive basis.

7.2 The Licensor represents and warrants that the Software and services shall be provided in a good and professional manner in accordance with industry practices.

7.3 The Licensor represents and warrants that the Software shall be bug-free, error-free and compatible with third-party software, and, in case of any bugs etc. in the Software, this shall be rectified by the Licensor free of cost during the Warranty period.

7.4 The Licensor warrants that, at the time of delivery, the files resulting from compiling the Source Code will be true copies of the Licensor's most recently released, standard version of the Software and that, the Licensor further warrants that:

7.4.1 the files resulting from compiling the Source Code will function materially as set forth in the user Documentation and other published functionality provided by the Licensor describing the Software; and

7.4.2 Software Modifications provided pursuant to support and maintenance services will not materially diminish the features or functions or specifications of the Software as they existed as of the execution of this Agreement.

7.5 The Licensor represents and warrants that the coding standards and development methodologies used in developing the Source Code are consistent with industry best practices.

7.6 The Licensor warrants that it has successfully tested the Source Code to determine if the Software compiled therefrom contain threats known as software viruses, time or logic bombs, Trojan horses, worms, timers or clocks, trap doors or other malicious computer instructions, devices or techniques that can or were designed to allow for (i) unauthorized, surreptitious access to data, network or operating system services and/or functionality; (ii) erasing data or programming, (iii) infecting, (iv) disrupting, (v) damaging, (vi) disabling, or (vii) shutting down a computer system or any component of such computer system, including, but not limited to, its security or user data, or (viii) otherwise causing any computers on which such Software is installed and/or executed to become inoperable or incapable of being used ("Malicious Code").

7.7 The Licensor further warrants that the Source Code and Software compiled therefrom are free and clear of and contain no Malicious Code and that the Licensor will maintain master copies that are free and clear of and contain no Malicious Code. Upon the Licensee's request, the Licensor shall provide such master copy to the Licensee for comparison with and correction of copies of the Source Code in the Licensee's custody or possession, and, upon the Licensee's request, the Licensor shall correct such copies.

7.8 The Licensor represents and warrants that it is the Exclusive owner of all intellectual property with regard to the Software (excluding the Source Code) and has good and marketable title to the Software (excluding the Source Code) free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, "Liens"). Further, the Licensor represents and warrants that no open source software code has been used in the development of the Software or any component thereof, and neither the Software, nor any component thereof, is subject to "open source" licensing requirements (viral or non-viral) including, without limitation, software made available under any of the GNU General Public License, the GNU Lesser General Public License, or any similar license arrangement, including, without limitation, (i) licensing arrangements requiring the public

disclosure of source code derived from, or incorporating, such open source software or (ii) licensing arrangements requiring software derived from, or incorporating such open source software to also be made open source. The Licensor's grant of license and rights to the Licensee hereunder does not, and will not infringe any third-party's property, intellectual property or personal rights. The Licensor represents and warrants that no third parties hold or have been granted intellectual property rights in the Source Code contrary to the rights granted to the Licensee herein or which does, or with the passage of time, or exercise of an option or springing right, would adversely affect the right, title and interest granted to the Licensee hereunder.

8. ACKNOWLEDGEMENTS BY LICENSEE

8.1 The Software is intended for the use of the Licensee in sales and development efforts. The Licensee has no right hereunder to decompile, modify or compile such Source Code in the form provided hereunder by the Licensor to the Licensee and distribute the resulting unmodified Licensor Software.

8.2 The Licensee does not have the right to distribute the Software or Source Code, whether modified or unmodified. The Licensee's distribution hereunder shall be limited to the installation or repair or upgrade of a Direct Energy System as a part of the Technical information.

9. OWNERSHIP

9.1 Software and Source Code: Except for the rights granted to the Licensee herein, all right, title, copyright, and interest in the Software, Source Code, Software Modifications and Error corrections will be and remain the property of the Licensor.

9.2 Derivative Works: All right, title, copyright, and interest in all Derivative Works and Improvements created by, or on behalf of, the Licensee shall be the property of the Licensor. The Licensor shall be entitled to protect intellectual property in all such Derivative Works and Improvements, including, without limitation, seeking copyright and/or patent protection.

10. INDEMNIFICATION:

10.1 The Licensor shall indemnify, hold harmless and defend the Licensee and its officers, directors, agents, employees, and affiliates, at the Licensor's expense, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against (or are suffered or incurred by) the Licensee or any such person by any third party based upon a breach of the representations or warranties of the Licensor set forth in this Agreement, as well as such claims which (i) arise out of or relate to the Software and/or Source Code as delivered by the Licensor to the Licensee; (ii) arise out of events first occurring or conditions first existing prior to the first general commercial release of the Licensee's product based on, or incorporating, the Source Code; or (iii) those arising out of the Licensor's actions (or omissions) with respect to the Software and/or Source Code.

10.2 The Licensee shall indemnify, hold harmless and defend the Licensor and its officers, directors, agents, employees, and affiliates, at the Licensee's expense, from and against any and all claims, demands, actions, costs, expenses, liabilities, judgments, causes of action, proceedings, suits, losses and damages of any nature, which are threatened or brought against (or are suffered or incurred by) the Licensor or any such person by any third party based upon a breach of the representation and warranty or based upon infringement of a copyright, trade secret or similar proprietary right (each an "Infringement Claim") arising out of the Licensee's use of the Source Code (including, without limitation, the Licensee's development of Derivative Works, integration of Derivative Works with the Licensee's own products, and the Licensee's sale/license of Derivative

Works); provided, however, that the Licensor shall have no obligation to the Licensee under this section with respect to any Infringement Claim based solely upon the Licensee's own modifications to the Source Code.

10.3 In the event an Infringement Claim is found by a court of competent jurisdiction to constitute an infringement and the Licensee's use of the Source Code and/or Derivative Works (including, without limitation, its continued development activities or sale/licensing activities) is enjoined, the Licensor shall, at its sole option, do one of the following: (i) procure for the Licensee the right to continue use of the Source Code and Derivative Works (including, without limitation, its continued development activities or sale/licensing activities); (ii) provide modifications to the affected Source Code and/or Derivative Works so that its use (including continued development activities and sale/licensing activities) becomes non-infringing; or (iii) if none of the foregoing alternatives is reasonably available to the Licensor, the Licensor shall refund the full value of the fees paid by the Licensee hereunder, along with the losses incurred by the Licensee due to the Licensor.

NOTHING BELOW THIS LINE

ADDENDUM J

Restricted Materials and Parts

The following Restricted Materials and Parts are the sole property of the Licensor. The Distributor shall not attempt to gain access to, handle, disassemble, photograph, x-ray, sonogram, draw, copy, or dispose of any of the following materials that are a part of the Direct Energy System;

1. Any Part or assembly of Parts located within the sealed confines of the Photon Engine cover encasement system.

2. Any Part of the attenuation system.

3. Any Part of any portion of any permanent magnet located within the Direct Energy System, excluding the alternator, or generator that may be affixed or operated by the Photon Engine.

4. Any Part of the permanent magnet levitation system supporting the flywheel assembly located within the Direct Energy System.

It is agreed herein, and acknowledged herein that the Licensor shall have the sole right to determine the disposition or disposal of the Restricted Materials and Parts herein described, and that any Distributor found in violation of this Addendum J shall have committed a material breach of this Distribution License Agreement.